UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Virginia Commerce Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3	Filing Party:

	4.	Date Filed:

VIRGINIA COMMERCE BANCORP, INC.

5350 Lee Highway

Arlington, Virginia  22207

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 29, 2009

To the Stockholders:

The Annual Meeting of Stockholders of Virginia Commerce Bancorp, Inc. (the “Company”) will be held at:

The Washington Golf & Country Club

3017 North Glebe Road

Arlington, Virginia 22207

on April 29, 2009 at 4:00 p.m. for the following purposes:

(1)                                 To elect eight (8) directors to serve until their successors are duly elected and qualified;

(2)                                 To vote on a non-binding advisory resolution approving the compensation of our executive officers; and

(3)                                 To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders of record as of the close of business on March 10, 2009 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Robert H. L’Hommedieu
Secretary

March 24, 2009

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person.  No postage is required if mailed in the United States in the enclosed envelope.  If you attend the meeting, you may, if you desire, revoke your proxy and vote in person.

VIRGINIA COMMERCE BANCORP, INC.

5350 Lee Highway

Arlington, Virginia 22207

ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

INTRODUCTION

This proxy statement is being sent to stockholders of Virginia Commerce Bancorp, Inc., a Virginia corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 4:00 p.m. on April 29, 2009, and at any adjournment or postponement of the meeting.  The purposes of the meeting are:

(1)          electing eight (8) directors to serve until their successors are duly elected and qualified;

(2)          voting on a non-binding advisory resolution approving the compensation of our executive officers; and

(3)          transacting such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

The Washington Golf & Country Club

3017 North Glebe Road

Arlington, Virginia 22207

This proxy statement and proxy card are being sent to stockholders of the Company on or about March 24, 2009.  A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, which includes our audited financial statements, also accompanies this proxy statement.

VOTING RIGHTS AND PROXIES

Voting Rights

Only stockholders of record at the close of business on March 10, 2009, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.  On that date, there were 26,688,143 shares of our common stock, par value $1.00 per share, outstanding.  At March 10, 2009, the outstanding common stock was held by approximately an aggregate of approximately 3,700 beneficial stockholders, including 566 stockholders of record. The common stock is the only class of the Company’s voting stock of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have the right to cumulate votes in the election of directors.  The presence at the meeting, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum.

Proxies

Properly executed proxies which are received by the Company in time to be voted at the meeting will be voted as specified by the stockholder giving the proxy.  In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors and FOR approval of the resolution approving our executive compensation. Management does not know of any matters other than those described in this proxy statement that will be brought before the meeting.  If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of stockholders. If a broker indicates that he or she does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

It is important that you vote.  If your shares are held in street name, your bank or broker may not vote your shares unless you provide them with voting instructions.

Please sign, date, mark and promptly return the enclosed proxy in the postage-paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•                  by granting a later proxy with respect to the same shares; or

•                  by sending written notice to Peter A. Converse, Chief Executive Officer of the Company, at the address noted above, at any time prior to the proxy being voted; or

•                  by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.  If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting.  Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares.

Many stockholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check the voting form or instructions provided by their record holder to see which options are available. Stockholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder. To revoke a proxy previously submitted electronically, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company.  The cost of this proxy solicitation is being borne by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone, by officers, regular employees or directors of the Company, who will not be compensated for any such services.  Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.  The Company has not retained a professional proxy solicitor or other firm to assist it, for compensation, with the solicitation of proxies, although it may do so if deemed appropriate.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 29, 2009. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2008 is also available online at http://www.snl.com/Irweblinkx/docs.aspx?iid=4053565.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Securities Ownership of Directors and Officers

The following table sets forth certain information as of March 10, 2009, concerning the number and percentage of shares of the Company’s common stock beneficially owned by its directors, nominees for director, the executive officers who are not members of the Board of Directors, the compensation of whom is disclosed in this proxy statement (the “named executive officers”), and by its directors and all executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than five percent of the Company’s stock as of March 10, 2009. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.  The Company knows of no other person or persons, other than street name nominee owners, who, beneficially or of record, own in excess of five percent of the Company’s common stock.  Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Directors and Nominees for Director:	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Leonard Adler, Director	985,847	(2)	3.65%
Michael G. Anzilotti, Director and President of the Company	102,078	(3)	0.38%
Peter A. Converse, Director and Chief Executive Officer of the Company, President and Chief Executive Officer of the Bank	1,071,218	(4)	3.96%
W. Douglas Fisher, Chairman of the Board of Directors	753,161	(5)	2.81%
David M. Guernsey, Vice Chairman of the Board of Directors	378,043	(6)	1.41%
Robert H. L’Hommedieu, Director and Secretary	1,028,075	(7)	3.83%
Norris E. Mitchell, Director	1,706,405	(8)	6.25%
Arthur L. Walters, Vice Chairman of the Board of Directors 4141 N. Henderson Road Arlington, Virginia 22203	3,070,246	(9)	11.39%
Named Executive Officers Who Are Not Directors:
Richard B. Anderson, Jr., Executive Vice President, CLO	237,327	(10)	0.88%
William K. Beauchesne, Executive Vice President, CFO	138,352	(11)	0.52%
John P. Perseo, Executive Vice President, Operations & Technology	15,236	(12)	0.06%
All directors and executive officers as a group (13 persons)	9,561,788	(13)	32.82%

(1)

Based on 26,688,143 shares outstanding as of March 10, 2009, except with respect to individuals holding options or warrants to acquire common stock exercisable within sixty days of March 10, 2009, in which event represents percentage of shares issued and outstanding as of March 10, 2009, plus the number of such options held by such person, and all directors and officers as a group, which represents percentage of shares outstanding as of March 10, 2009, plus the number of such options and warrants held by all such persons as a group. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)	Includes presently exercisable options and warrants to acquire 341,089 shares of common stock and 198,133 shares held by Adler NN, LLC, over which Mr. Adler has sole voting power.
(3)

Includes presently exercisable options and warrants to acquire 73,449 shares of common stock and 3,449 shares held jointly by Mr. Anzilotti and his wife, over which they share voting and investment power.

(4)	Includes presently exercisable options and warrants to acquire 333,107 shares of common stock. Mr. Converse has pledged 506,502 shares of common stock as collateral
(5)	Includes presently exercisable options and warrants to acquire 130,718 shares of common stock. Mr. Fisher has pledged 50,000 shares of common stock as collateral.
(6)

Includes presently exercisable options and warrants to acquire 162,289 shares of common stock and 10,265 shares held by Guernsey Office Products, Inc., of which Mr. Guernsey is Chief Executive Officer and principal shareowner.

(7)	Includes presently exercisable options and warrants to acquire 158,181shares of common stock. Mr. L’Hommedieu has pledged 95,856 shares of common stock as collateral.
(8)

Includes presently exercisable options and warrants to acquire 604,576 shares of common stock. Mr. Mitchell’s options and warrants include 600,000 warrants owned by an LLC in which he has a 50% ownership interest. Mr. Mitchell disclaims beneficial ownership of 300,000 warrants attributable to the interests of other members of the LLC.. Mr. Mitchell has pledged shares in an amount equal to approximately one percent of the outstanding common stock as collateral.

(Footnotes continue on the following page)

(Footnotes continued from the prior page)

(9)

Includes presently exercisable options and warrants to acquire 273,850 shares of common stock and 2,190,370 shares held jointly by Mr. Walters and his wife over which they share voting and investment power, and 458,312 shares held by C.W. Cobb and Associates, of which Mr. Walters is President.

(10)	Includes presently exercisable options and warrants to acquire 162,634 shares of common stock. Mr. Anderson has pledged 20,000 shares of common stock as collateral.
(11)	Includes presently exercisable options and warrants to acquire 129,846 shares of common stock. Mr. Beauchesne has pledged 8,506 shares of common stock as collateral.
(12)	Includes presently exercisable options to acquire 12,711 shares of common stock.
(13)	Includes presently exercisable options and warrants to acquire 2,447,388 shares of common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Eight (8) directors will be elected at the meeting for a one year period until the 2010 Annual Meeting of Stockholders and until their successors have been elected and qualified.  Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below.  Each nominee has indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.  Each of the nominees for election as director currently serves as a director.  The Board of Directors has determined that each director other than Mr. Converse and Mr. Anzilotti is an “independent director” as that term is defined in Rule 4200(a)(15) of The NASDAQ Stock Market (the “NASDAQ”).  In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business and the arrangements which are disclosed under “Transactions with Related Parties” in this proxy statement.

Vote Required and Recommendation of the Board of Directors.  Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as directors in the order of the number of votes received.  The Board of Directors recommends that stockholders vote FOR each of the nominees for election to the Board of Directors.

Nominees for Election as Directors

Name and Age(1)	Position	Principal Occupation During Past Five Years	Director Since(2)

Leonard Adler, 73	Director	Chairman of the Board, Adler Financial Group (real estate and investments); Principal, Total Crafts (retail craft chain)	1998(3)

Michael G. Anzilotti, 59	Director and President of the Company	President of the Company (July 2004 to present); President and CEO of First Virginia Bank - Northern Virginia (1995 to 2003)	2004

Peter A. Converse, 58	Director and CEO of the Company; President and CEO of the Bank	President and CEO of the Bank (January 1994 to present); Senior Vice President/Chief Lending Officer, Federal Capital Bank (March 1992 to December 1993); Senior Vice President, Bank of Maryland (October 1990 to March 1992); Executive Vice President/Chief Lending Officer, Century National Bank (May 1986 to July 1990)	1994

W. Douglas Fisher, 71	Chairman of the Board	Retired - Vice President and founder, Aztech Corp. (computer systems) 1969 to 1990 and 1992-1997; Vice President, Executive Systems, Inc. (computer systems) (1990 to 1992)	1988

David M. Guernsey, 61	Vice Chairman of the Board	Principal shareowner and Chief Executive Officer, Guernsey Office Products, Inc.	1988

Robert H. L’Hommedieu, 82	Director and Secretary	Retired, Vice President and founder, Hess, Egan, Hagerty and L’Hommedieu, Inc. (insurance brokerage) (1974 through 1991)	1988

Norris E. Mitchell, 72	Director	Co-Owner, Gardner Homes Realtors	1988

Name and Age(1)	Position	Principal Occupation During Past Five Years	Director Since(2)

Arthur L. Walters, 89	Vice Chairman of the Board	Owner and President, TransAmerican Bankshares and various affiliates; President, C. W. Cobb and Associates, Inc., (mortgage bankers); co-owner of various real estate development and management companies	1993

(1)	As of March 10, 2009.
(2)

The Company became the holding company for Virginia Commerce Bank (the “Bank”), the Company’s wholly owned subsidiary, on December 22, 1999. The date of commencement of service shown includes service prior to December 23, 1999 as director of the Bank.

(3)	Mr. Adler was appointed to the Board of Directors of the Bank effective January 1998. He previously served as a member of the Board of Directors of the Bank from 1989 to 1991.

Committees, Meetings and Procedures of the Board of Directors

Meetings. The Board of Directors of the Company met twelve (12) times during 2008.  All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors of the Company and by all committees on which such members served during the 2008 fiscal year or any portion thereof.

Audit Committee. The Board of Directors has a standing Audit Committee, which is a joint committee of the Company and the Bank. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent accountants, the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and the evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent auditors.  The Audit Committee is currently comprised of Messrs. Fisher, L’Hommedieu and Mitchell. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by NASDAQ for audit committee members in Rule 4350(d)(2)(A).  The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.vcbonline.com. During the 2008 fiscal year, the Audit Committee met four (4) times. The Board of Directors has determined that Mr. Mitchell is an “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The audit committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors.  Non-audit services are only provided by the Company’s auditors to the extent permitted by law.  Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominations.  The Board of Directors does not have a standing Nominating Committee. It is the policy of the Board of Directors that all members of the Board of Directors who are independent within the meaning of NASDAQ Rule 4200(a)(15) participate in the nomination of directors, in order that the broadest viewpoints and perspectives may be brought into the evaluation of sitting directors, the decision whether to invite new directors and the determination and evaluation of potential candidates for nomination as director. The Board of Directors has adopted a charter addressing the nominations process. A copy of the charter is available on the Company’s website at www.vcbonline.com.

With the exception of Mr. Converse, who, in accordance with the law then applicable to the Bank, was appointed as a director of the Bank when he became President in 1994, Mr. Adler, who became a director of the Bank shortly after its organization and returned to the Board in 1998, and Mr. Anzilotti, who was appointed a director when he became President of the Company in 2004, each of the directors of the Company was an original, or early, director of the Bank.  To date, the operations and management of the Company have not required the expansion of the Board of Directors, and as such, the Board has not developed a formal policy for the identification or evaluation of nominees. In general, if the Board determined that expansion of the Board or replacement of a director was necessary or appropriate, the Board expects that it would review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Board would review any special expertise, for example, expertise that qualify a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience.

The Board of Directors, or those directors performing the nominating function, will consider director candidates nominated by stockholders during such times as the Company is actively considering obtaining new directors.  Candidates recommended by stockholders will be evaluated based on the same criteria described above. Stockholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a stockholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing stockholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all stockholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by stockholders.

Compensation. The Personnel and Compensation Committee (the “Compensation Committee”), composed of all the directors of the Company who are “independent directors” within the meaning of NASDAQ Rule 4200(a)(15), is responsible for the adoption of the Company’s personnel policies and establishing salary and compensation guidelines and levels for all Company officers and personnel, as well as the salary and compensation of all executive officers. The Compensation Committee is also responsible for annually nominating the officers of the Company, evaluating the performance thereof and recommending the grant of stock options under the Company’s 1998 Stock Option Plan. The Compensation Committee has sole responsibility for making the determinations on salary, bonus and other compensation matters for executive officers.  During the 2008 fiscal year, the Compensation Committee met one (1) time.  The Compensation Committee does not have a charter.  See further information on compensation below under “Executive Officer Compensation and Certain Transactions.”

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors.  None of our executive officers serve as a member of the board of directors of any other company that has an executive office serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectibility or other unfavorable features, no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Stockholder Communications. Company stockholders who wish to communicate with the Board of Directors or an individual director can write to Virginia Commerce Bancorp, Inc., 5350 Lee Highway, Arlington, Virginia 22207, Attention: Lynda Cornell, Assistant to the Chief Executive Officer. Your letter should indicate that you are a stockholder, and whether you own your shares in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting. The Board believes it is important for all directors to attend the annual meeting of stockholders in order to show their support for the Company and to provide an opportunity for stockholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of stockholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the Company’s directors, except W. Douglas Fisher, attended the 2008 annual meeting of stockholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1) reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K;

(2) discussed with Yount, Hyde & Barbour, P.C., the Company’s independent auditors, the matters required to be discussed by statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and; and

(3) received the written disclosures and letter from Yount, Hyde & Barbour, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Yount, Hyde & Barbour, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  The Audit Committee has also considered whether the amount and nature of non-audit services provided by Yount, Hyde & Barbour is compatible with the auditor’s independence.

Members of the Audit Committee

Robert H. L’Hommedieu, Chairman
W. Douglas Fisher
Norris E. Mitchell

Director Compensation

The following table sets forth information regarding compensation paid to non-employee directors during the fiscal year ended December 31, 2008.

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	Total
Leonard Adler	$48,000	$4,329	—	—	$52,329
W. Douglas Fisher	$48,000	$4,329	—	—	$52,329
David M. Guernsey	$48,000	$4,329	—	—	$52,329
Robert H. L’Hommedieu	$48,000	$4,329	—	—	$52,329
Norris E. Mitchell	$48,000	$4,329	—	—	$52,329
Arthur L. Walters	$48,000	$4,329	—	—	$52,329

(1)          Represents the amount of expense recognized in 2008 with respect to option awards for financial reporting purposes.  The grant date fair value of the 2008 option awards for each director was $23,483.  Please refer to note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2008, for a discussion of the assumptions used in calculating the grant date fair value.

(2)          At December 31, 2008, the non-employee directors had outstanding option awards, vested and unvested, to purchase shares of common stock as follows: Mr. Adler – 109,713 shares; Mr. Fisher – 79,342 shares; Mr. Guernsey – 80,913 shares; Mr. L’Hommedieu – 46,805 shares; Mr. Mitchell – 13,200 shares and Mr. Walters – 12,474 shares.

During the fiscal year ended December 31, 2008, the directors received an aggregate of $336,000 for attendance at meetings of the Board of Directors of the Company and the Bank.  All directors other than Mr. Anzilotti were entitled to receive $4,000 monthly for attendance at Board and committee meetings. Mr. Anzilotti is not entitled to receive fees for his service as a director.  Mr. Converse receives payment of cash fees for Board service, which are reflected in the Summary Compensation Table under “All Other Compensation.”

Additionally, in January 2008, each of the six outside directors was granted options to purchase 6,600 shares of common stock, at an exercise price of $10.67 per share, as adjusted for a 10% dividend paid in May 2008.  The options vest in five equal annual installments commencing on the first anniversary of the date of grant, and have a term of 10 years from the date of grant. The directors receive no separate compensation for attendance at committee meetings.  Directors are currently entitled to receive a fee of $4,000 per month for attendance at all board and committee meetings. In January 2009, each of the six outside directors was granted options to purchase 3,000 shares of common stock, at an exercise price of $4.31 per share, vesting in five annual installments commencing on the first anniversary of the grant date and having a ten-year term from the date of grant.  The grant date fair value of the 2009 option awards for each director was $4,595.

Outside directors are entitled to defer all or a portion of their fees pursuant to the Company’s Deferred Compensation Plan discussed below. No director deferred any fees in 2008 under the plan.  The Company does not maintain any non-equity incentive plans or compensation programs, or defined benefit retirement plans, for directors.

Executive Officers Who Are Not Directors

The following information is provided with respect to the current executive officers of the Company who are not directors.

Name	Age	Position
Richard B. Anderson, Jr.	54	Executive Vice President and Chief Lending Officer
William K. Beauchesne	52	Executive Vice President and Chief Financial Officer
Patricia M. Ostrander	42	Executive Vice President - Human Resources
John P. Perseo, Jr.	63	Executive Vice President - Operations & Technology
Steven A. Reeder	42	Executive Vice President - Retail Banking

Richard B. Anderson, Jr. - Mr. Anderson, Executive Vice President and Chief Lending Officer of the Bank, joined Virginia Commerce Bank in May 1996.  Prior to joining the Bank, Mr. Anderson was a Senior Vice President and Senior Commercial Loan Officer at Allegiance Bank, N.A., Bethesda, Maryland, (March 1987 to April 1996). Mr. Anderson has over 32 years of managerial, administrative and operational lending experience.

William K. Beauchesne - Mr. Beauchesne, Executive Vice President and Chief Financial Officer of the Bank, joined the Bank in August 1995.  Prior to joining the Bank, Mr. Beauchesne served as Chief Operations Officer and Director of Metropolitan Bank for Savings, FSB, Arlington, Virginia (November 1986 to May 1993).  Mr. Beauchesne has over 33 years of accounting, operations and financial management experience in the banking industry.

Patricia M. Ostrander - Ms. Ostrander, Executive Vice President - Human Resources, joined the Bank in May 1994 as Loan Administration Officer.  Prior to joining the Bank, Ms. Ostrander was a Loan Administration Officer at Tysons National Bank, McLean, Virginia (December 1992 to April 1994).  Ms. Ostrander has over 20 years of managerial, administrative and operational lending experience in the banking industry.

John P. Perseo, Jr. - Mr. Perseo, Executive Vice President - Operations and Technology, joined the Bank in April 2005 as Senior Vice President - Information Technology, and assumed his current title in January 2006.  Prior to joining the Bank, Mr. Perseo served as Senior Vice President, IT Application Development, at First Virginia Bank — Northern Virginia, from 1999 until its merger with BB&T in 2004 and Project Manager, at Management Technology Inc. from 2004 until 2005.  Mr. Perseo has over 36 years of experience in banking technology and operations.

Steven A. Reeder - Mr. Reeder, Executive Vice President - Retail Banking, joined the Bank in June 2005. Prior to joining the Bank, Mr. Reeder served as Senior Vice President and Retail Banking Manager for BB&T’s branch network in Loudoun, Prince William, Stafford, and Spotsylvania counties.  He served in a similar capacity with First Virginia Bank - Northern Virginia from 2001 until its merger with BB&T in 2003.  Mr. Reeder has over 20 years of retail experience in the banking industry.

EXECUTIVE OFFICER COMPENSATION AND CERTAIN TRANSACTIONS

Compensation Disclosure and Analysis

In this Compensation Disclosure and Analysis (“CD&A”), we give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation Tables,” you will find a series of tables containing specific information about the compensation earned or paid in 2008 to Mr. Converse, the Chief Executive Officer of the Company, Mr. Beauchesne, the Chief Financial Officer, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2008, referred to as our “named executive officers.”

Compensation Objectives

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation is to tie annual and long-term cash and stock incentives to the achievement of measurable Company and individual performance objectives, thereby aligning the executive’s incentive with maintaining and increasing stockholder value.  We attempt to achieve these objectives through compensation plans that tie a substantial portion of our named executive officers’ overall compensation to our financial performance. Our compensation philosophy is to reward our executives with compensation at market competitive rates, while rewarding outstanding bank performance with above-average total compensation.

During 2006, the Compensation Committee engaged the services of Clark Consulting (“Clark”) to review executive compensation at the Company and to recommend potential improvements regarding existing practices. The Compensation Committee requested Clark’s review, as an objective third party, to summarize issues relative to topics such as competitive executive compensation and incentive practices with the intent to identify appropriate compensation levels. The review utilized 2006 proxy data for a custom peer group of 20 publicly traded banks(1), the selection of which was based upon similarities in asset size, geographic location, and performance. The executive compensation paid in 2005 for this proxy peer group then was increased 4%, to reflect general market movement in executive compensation from 2005 to 2006, and to provide therefore a more current comparison to the Company. In comparing 2005 year-end financial information filed with the 2006 proxies, it was found that the Company’s performance was higher than that of its peers, with the majority of the Company’s financial measures above the 75th percentile of the peer group. Therefore, based on our review of this peer group information, we believe that our executive compensation is in line with our compensation philosophy as stated above.

Compensation Components

The key components of our executive compensation program consist of a base salary and various performance-based compensation plans including our Annual Bonus Plan, 1998 Stock Option Plan, and 401(k) Plan.  Base salary and bonus, or cash compensation, comprise the substantial portion of total executive compensation.

Base Salary

The Compensation Committee believes that base salary for named executive officers should be targeted at market competitive levels while rewarding outstanding bank performance with above-average total compensation. Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Company and individual executive performance. Changes made to base salaries for 2007 were targeted to the 50th percentile of the custom peer group developed by Clark, despite the majority of our performance measures being above the 75th percentile.  For 2008, base salaries for all executive officers increased only by an average of 3.21 percent due to the changes made in 2007 and in recognition of continued challenges facing the banking industry and U.S. economic conditions in 2008. For 2009 base salaries were unchanged.

Annual Bonus Plan

Executive management participates in the Company’s Annual Bonus Plan. Under the Plan, an executive is eligible to potentially receive a percentage of his base salary based on achievement of Company and individual performance objectives. Historically, and for the year ended December 31, 2006, the Company paid bonuses on a discretionary basis based on its performance against budget with percentage increases, or decreases, generally in proportion to the year-over-year increases in net earnings, if budget was met or exceeded. There was no specific policy in terms of the bonus as a percentage of base salary. For 2007 and beyond, the Annual Bonus Plan remains discretionary; however, bonus payments will be guided by ranges within tiers according to position and based on performance relative to both Company and individual departmental goals and objectives.  The table below details the range of percentage bonus to base salary each executive could earn in 2008, and the percentage of total bonus applicable to Company and departmental/individual goals and objectives. These ranges are more closely aligned with the 75th percentile of the peer group as well as industry data for banks with assets of $1-5 billion.  These ranges are a matter of guidance and not an entitlement.  The actual bonus which an individual named executive officer may receive may be above or below the range indicated, and may be based on an alternative weighting of the factors indicated.

			Goals & Objectives
	Award as a % of Salary			Departmental/
Executive	Target Range	Maximum	Company	Individual
CEO	60%-100%	100%-150%	100%	0%
President-Holding Company	40% - 60%	60%- 80%	75%	25%
EVP-CLO	40% - 60%	60%-120%	25%	75%

(1)

Sterling Financial Corporation (SLFI), TrustCo Bank Corp NY (TRST), U.S.B. Holding Co., Inc. (UBH), Capital City Bank Group, Inc. (CCBG), Sandy Spring Bancorp, Inc. (SASR), City Holding Company (CHCO), Security Bank Corporation (SBKC), Hudson Valley Holding Corp. (HUVL), First Indiana Corporation (FINB), Tompkins Trustco, Inc. (TMP), CoBiz Inc. (COBZ), Union Bankshares Corporation (UBSH), First Community Bancshares, Inc. (FCBC), TowneBank (TOWN), Univest Corporation of Pennsylvania (UVSP), Interchange Financial Services Corp. (IFCJ), Virginia Financial Group, Inc. (VFGI), Cardinal Financial Corporation (CFNL), FNB Corporation (FNBP), and Severn Bancorp, Inc. (SVBI).

			Goals & Objectives
	Award as a % of Salary			Departmental/
Executive	Target Range	Maximum	Company	Individual
EVP-CFO	40% - 60%	60%- 80%	75%	25%
EVP-Operations and Technology	30% - 40%	40%- 80%	25%	75%

The Company performance measurements used for all executives to determine if the Company goals and objectives are met is return on equity as well as various other financial performance measures. The Chief Executive Officer is measured solely on overall Company performance, while the Company President’s individual performance measurement is business development related, the EVP-CLO’s individual measurement is loan production, loan profitability and credit quality related, the EVP-CFO’s is based on asset /liability management and the efficiency ratio, and the EVP-Operations and Technology is also based on the efficiency ratio. No annual bonuses were paid to executive officers  for 2008.

All other officers of the Company participate in the Annual Bonus Plan with formula driven bonuses for production officers in lending, business development and retail banking and subjective bonuses for non-production support officers. As with the named executive officer participants, payouts are based on achieving Company and individual performance objectives.

401(k) Plan

Our 401(k) Plan allows substantially all full-time officers and employees of the company to defer a portion of their compensation, and provides a match of up to 5% of their base salaries and bonus amounts, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, in general, all employees receive the same percentage match.

Stock Options

We believe that our long-term interests are best advanced by aligning the interests of our executives and key non-executive officers with the interests of our stockholders. Accordingly, we make options available to our executives pursuant to our 1998 Stock Option Plan, which was adopted by our stockholders in 1998. Options under the current plan are qualified stock options granted at the then current fair market value at the time the option is granted. Currently, options have a five year vesting period.  Generally, options expire at the end of ten years from the date of grant or ninety days after separation from the Company for reasons other than cause, death or disability.

Option grants are approved by our Compensation Committee in January each year, and periodically for certain key new officer hires during the year.  The Compensation Committee awards grants based on a number of criteria including the relative rank of the executive within the Company and his or her specific contributions to the success of the Company. We believe the options serve to enhance stockholder value by aligning the interest of our executives with those of the stockholders and also by helping to retain our named executive officers through the extended vesting period of the options. The table below details the range of option awards as a percentage of base salary each executive is eligible to earn, targeted to the 50th and 75th percentiles of the peer group, as well as industry data for banks with assets of $1-5 billion, and provided as a matter of guidance and not an entitlement for the named executives.

Award as a % of Salary
Executive	Up to 100% of Goal	Maximum
CEO	30%-40%	60%-80%
President-Holding Company	20%-30%	40%-60%
EVP	20%-30%	40%-60%

For 2007 performance, awards for all executive officers were based on 30% of base salary, and calculated using the Black-Scholes option-pricing model. For 2008 the executive officers received half the award they received in 2007.

Employment and Severance Arrangements

No named executive officer has any written severance arrangements, any written employment agreement, or any agreement providing for a payment upon a change in control of the Company. Since the beginning of his tenure at the Company, Mr. Converse and the Compensation Committee have had an oral agreement to provide him with a change in control agreement, which would pay him one year of base salary in the event of his termination or certain other events, following a change in control of the Company. This payment may be subject to limitation or elimination in order to comply with the requirements of the American Reinvestment and Recovery Act of 2009, discussed below.  Under the terms of the Company’s option plans, all options fully vest upon a change in control.

Inter-Relationship of Elements of Total Compensation

The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus will be achieved, the number of options that will be granted may not be affected. There is no significant interplay of the various elements of total compensation between each other. If options that are granted in one year become underwater, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if options become extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected. While the Board has discretion to make exceptions to any base compensation or bonus payouts under existing plans, it has not approved any exceptions to the plans with regard to any executive officers.

Other Information

We have not adopted formal stock ownership requirements for our executive officers and directors. We encourage our executive officers and directors to make investments in our Company stock as a long term investment, but do not have a policy related to any required or target levels of investment.  All of the executive officers and directors own common stock and options to purchase common stock pursuant to our 1998 Stock Option Plan. We also have no policy with regard to the adjustment or recovery of awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Perquisites, which are not material to the named executives overall compensation, are noted in the Summary Compensation Table.

Input from the Chief Executive Officer is considered by the Compensation Committee regarding the criteria to be used to determine base salary, annual bonuses and other benefits for executive officers other than the Chief Executive Officer. Although input from the Chief Executive Officer is considered by the Compensation Committee, it is not given any disproportionate weight. The Compensation Committee has the final authority on compensation matters.

Emergency Economic Stabilization Act of 2008

On December 12, 2008, the Company sold a series of its preferred stock and common stock purchase warrants to the United States Department of Treasury (the “Treasury”) under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) created under the Emergency Economic Stabilization Act of 2008 (“EESA”). As a result of this transaction, the Company became subject to certain executive compensation requirements under the CPP, the EESA, and Treasury regulations. Those requirements apply the Company’s named executive officers of the Company, as they be determined from time to time (collectively, the “SEOs”). Those requirements are:

•                  A prohibition on providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks.

•                  The Compensation Committee must review SEO incentive compensation arrangements with senior risk officers to ensure that SEOs are not encouraged to take such risks and must meet annually with senior risk officers to discuss and review the relationship between risk management policies and practices and the SEO incentive compensation arrangements.

•                  Recovery of any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate.

•                  Limits on the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service.

•                  Limits on the Company’s tax deduction for compensation paid to any SEO of $500,000 annually.

American Reinvestment and Recovery Act of 2009

On February 17, 2009, the President of the United States signed into law the American Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains expansive new restrictions on executive compensation for participants in the CPP. The ARRA amends the executive compensation and corporate governance provisions of EESA.

Key features of the ARRA are:

•                  A prohibition of the payment of any “bonus, retention award, or incentive compensation” to the five most highly compensated employees of the Company (whether or not SEOs) for as long as any CPP related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009.

•                  “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all obligations under financial assistance provided under the TARP is outstanding (excluding any period in which the federal government only holds warrants to purchase common stock, referred to as “while assistance is outstanding”), and any other conditions which the Treasury may specify have been met.

•                  Prohibition on any payment to any SEO or any of the next five most highly-compensated employees upon termination of employment for any reason for while assistance is outstanding.

•                  Recovery of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the next twenty most highly compensated employees in addition to the senior executive officers.

•                  Limits on compensation that exclude incentives for SEOs to take “unnecessary and excessive risks that threaten the value” of the Company while assistance is outstanding.

•                  Prohibition on compensation plans that “encourage” earnings manipulation in order to enhance any employee’s compensation.

•                  A requirement that the CEO and CFO provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company’s annual filings with the SEC.

•                  Implementation of a company-wide policy regarding excessive or luxury expenditures.

•                  Review by Treasury of bonuses, retention awards, and other compensation paid to the SEOs and the next twenty most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and that Treasury “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the CPP or otherwise in conflict with the public interest.

The ARRA requires both the Treasury and the Securities and Exchange Commission (the “SEC”) to issue rules to implement these new executive compensation restrictions, and as such the requirements remain subject to clarification, revision or expansion.  After the Treasury and the SEC publish these rules, the Compensation Committee will consider these new limits on executive compensation and determine how they impact the Company’s executive compensation program. While the Compensation Committee believes that it does not have any compensation policies which are inconsistent with EESA or the ARRA, it expects that the Company will seek changes to its compensation policies and agreements in order to meet the requirements of these statutes and regulations while any CPP assistance is outstanding.

Compensation Committee Report

We have reviewed and discussed the foregoing CD&A with management, as well as with our compensation consultant, Clark Consulting. Based on our review and discussion with management, we have recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2008.

The compensation committee certifies that it has reviewed with senior risk officers the incentive compensation arrangements for named executive officers and has made reasonable efforts to ensure that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Members of the Personnel and Compensation Committee

W. Douglas Fisher, Chairman
Leonard Adler
David M. Guernsey
Robert H. L’Hommedieu
Norris E. Mitchell
Arthur L. Walters

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Converse, the Chief Executive Officer of the Company, Mr. Beauchesne, the Chief Financial Officer, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more (without reference to the change in value of certain pension benefits and above-market earnings on nonqualified deferred compensation plans) during the fiscal year ended December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)		Option Awards(2)	All Other Compensation		Total
Peter A. Converse, Director, Chief Executive Officer – Company; President and Chief Executive Officer – Bank	2008	$381,000	$—		$44,896	$65,466	(3)	$491,362
	2007	$370,000	$200,000		$31,384	$62,885	(4)	$664,269
	2006	$325,000	$300,000		$14,312	$62,328	(5)	$699,640

Michael G. Anzilotti – Director and President of the Company	2008	$169,950	$—		$22,249	$17,276	(6)	$209,475
	2007	$165,000	$48,000		$17,027	$16,660	(7)	$246,687
	2006	$150,000	$60,000		$8,808	$12,846	(8)	$231,654

Richard B. Anderson, Jr., Executive Vice President and Chief Lending Officer – Bank	2008	$231,750	$—		$29,276	$17,500	(9)	$278,526
	2007	$225,000	$100,000		$21,828	$15,000	(10)	$361,828
	2006	$205,000	$125,000		$11,009	$13,500	(11)	$354,509

William K. Beauchesne, Treasurer and Chief Financial Officer – Company; Executive Vice President and Chief Financial Officer – Bank	2008	$190,550	$—		$25,474	$14,829	(12)	$230,853
	2007	$185,000	$56,000		$20,016	$15,000	(10)	$276,016
	2006	$170,000	$70,000		$11,009	$13,500	(11)	$264,509

John P. Perseo, Executive Vice President – Operations and Technology - Bank	2008	$164,800	$25,000	(13)	$19,267	$17,108	(14)	$226,175

(1)	Reflects amounts earned pursuant to the Company’s Annual Bonus Plan. Amounts shown are earned and accrue in the year indicated and are paid in the following year.
(2)

Represents the amount of expense recognized in 2008 with respect to option awards for financial reporting purposes. Please refer to note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2008 for a discussion on the assumptions used in calculating the grant date fair value.

(3)	Represents $11,500 of 401(k) matching contribution, $48,000 of director fees paid by the Company/Bank and $5,966 in club memberships.
(4)	Represents $9,000 of 401(k) matching contribution, $48,000 of director fees paid by the Company/Bank and $5,885 in club memberships.
(5)	Represents $7,500 of 401(k) matching contribution, $48,000 of director fees paid by the Company/Bank and $4,828 in club memberships.
(6)	Represents $9,673 of 401(k) matching contribution, $6,000 car allowance and $1,603 in club membership.
(7)	Represents $9,000 of 401(k) matching contribution, $6,000 car allowance and $1,666 in club membership
(8)	Represents $7,500 of 401(k) matching contribution, $6,000 car allowance and $1,594 in club membership.
(9)	Represents $11,500 of 401(k) matching contribution and $6,000 car allowance.
(10)	Represents $9,000 of 401(k) matching contribution and $6,000 car allowance.
(11)	Represents $7,500 of 401(k) matching contribution and $6,000 car allowance.
(12)	Represents $8,829 of 401(k) matching contribution and $6,000 car allowance.
(13)	Represents special bonus paid in 2008 for cost savings in renegotiation of certain Bank vendor contracts.
(14)	Represents $11,108 of 401(k) matching contribution and $6,000 car allowance.

The Company does not maintain (i) any equity based incentive plans that permit the grant of equity based awards other than stock options, any (ii) non-equity incentive plans or compensation programs (other than discretionary bonuses), or (iii) any defined benefit retirement plans.  Prior to 2008, the Company did not maintain any nonqualified deferred compensation program or arrangement.  No named executive officer has deferred any amounts under the deferred compensation plan.

All of the named executive officers are at will employees and serve at the pleasure of the Board of Directors. For 2009, the named executive officers are entitled to receive the same base salary as they did in 2008.

Grants of Plan-Based Awards

The following table presents information regarding awards to named executive officers under the Company’s 1998 Stock Option Plan.

Name	Grant Date	Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards(1)	Grant Date Fair Value of Stock and Option Awards
Peter A. Converse	01/30/2008	26,950	$10.67	$105,477
Michael G. Anzilotti	01/30/2008	12,017	$10.67	$47,032
Richard B. Anderson, Jr.	01/30/2008	16,390	$10.67	$64,147
William K. Beauchesne	01/30/2008	13,475	$10.67	$52,738
John P. Perseo	01/30/2008	10,928	$10.67	$42,770

(1)                                  Adjusted to reflect a 10% stock dividend paid in May 2008.

The Company’s practice is that other than awards of options made to new hires, all options awards to employees are made by the Compensation Committee at its annual meeting in January each year.  As a public company, our Compensation Committee’s equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation. Under the Company’s 1998 Stock Option Plan, the exercise price of any option granted may not be less than 100% of the fair market value of the common stock on the date of grant.  For purposes of the 1998 Stock Option Plan, fair market value is determined by reference to the average of the highest and lowest selling price on any exchange (including NASDAQ) on which the common stock is traded on such date, or if there were no sales on such date, then the exercise price shall be not less than the mean between the bid and asked price on such date.  As a result of this provision of the plan, the grant price may be higher or lower than the closing price on the date of grant.

The options granted in January 2008 vest in five equal annual installments commencing on the first anniversary of the date of grant.  The awards do not have any performance conditions, but generally require the officer to be in the employ of the Company on the date of vesting. All options will vest immediately upon a change in control of the Company or Bank.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all options awards held by named executive officers at December 31, 2008.  All options were granted at 100% of market value as determined in accordance with the applicable option plan.  The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends, stock splits and capital restructurings effected after the date of such award, but have not otherwise been modified, except for the acceleration of vesting discussed below.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Peter A. Converse	80,415	—	$1.39	01/03/2009
	97,479	—	$1.47	01/12/2010
	44,306	—	$1.54	01/10/2011
	53,171	—	$3.01	01/09/2012
	28,358	—	$4.32	01/11/2013
	17,014	—	$11.09	01/10/2014
	14,745	—	$12.78	01/18/2015
	4,719	7,078	$16.76	01/11/2016
	2,783	11,132	$15.99	01/16/2017
	—	26,950	$10.67	01/30/2018

Michael G. Anzilotti	28,358	—	$10.12	07/01/2014
	5,670	—	$12.78	01/18/2015
	2,904	4,356	$16.76	01/11/2016
	1,331	5,324	$15.99	01/16/2017
	—	12,017	$10.67	01/30/2018

Richard B. Anderson, Jr.	26,803	—	$1.39	01/03/2009
	29,242	—	$1.47	01/12/2010
	31,012	—	$1.54	01/10/2011
	28,358	—	$3.01	01/09/2012
	22,687	—	$4.32	01/11/2013
	12,760	—	$11.09	01/10/2014
	11,343	—	$12.78	01/18/2015
	3,630	5,445	$16.76	01/11/2016
	1,754	7,018	$15.99	01/16/2017
		16,390	$10.67	01/30/2018

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
William K. Beauchesne	3,850	—	$1.47	01/12/2010
	26,581	—	$1.54	01/10/2011
	26,581	—	$3.01	01/09/2012
	22,687	—	$4.32	01/11/2013
	12,760	—	$11.09	01/10/2014
	11,343	—	$12.78	01/18/2015
	3,630	5,445	$16.76	01/11/2016
	1,452	5,808	$15.99	01/16/2017
	—	13,475	$10.67	01/30/2018

John P. Perseo	4,537	—	$11.68	04/01/2015
	2,541	3,811	$16.76	01/11/2016
	1,089	4,356	$15.99	01/16/2017
	—	10,928	$10.67	01/30/2018

No option may be transferred by the holder during his or her lifetime. No awards are subject to performance conditions or other vesting requirement other than continued employment.  Awards made prior to 2002 (i.e., those awards expiring in 2012 or earlier) vest in three equal annual installments commencing on the first anniversary the date of grant.  Awards made after 2002 (i.e., those awards expiring in 2013 and after) vest in five equal annual installments commencing on the first anniversary of the date of grant.  In December 2005, in connection with the implementation of a new accounting standard regarding the recognition of compensation expense with respect to option awards, the Board of Directors accelerated the vesting of all options that were unvested as of December 15, 2005, resulting in the avoidance of future option expense with respect to such awards.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2008, and the amount realized upon such exercises, based on the difference between the market value on the exercise date and the exercise or base price.

	Aggregated Option Exercises in Last Fiscal Year
Name	Shares Acquired on Exercise		Value Realized
Peter A. Converse	88,456	(1)	$755,897
Richard B. Anderson, Jr.	—		—
Michael G. Anzilotti	—		—
William K. Beauchesne	3,600		$36,477
John P. Perseo	—		—

(1)     Adjusted to reflect a 10% stock dividend paid in May 2008.

Employee Benefit Plans

The Company provides all officers and full-time employees with group life and medical and dental insurance coverage.  With the exception of all of the executive officers, all employees pay a portion of the premium costs of medical and dental insurance.

401(k) Plan.  The Bank maintains a 401(k) defined contribution plan (the “Plan”). Employees who are at least 21 years of age, have completed at least ninety days of continuous service with the Bank and have completed at least 1,000 hours of work during any Plan year are eligible to participate in the Plan.  Under the Plan, a participant may contribute up to 15% of his or her compensation for the year, subject to certain limitations.  The Bank may also make, but is not required to make, a discretionary contribution for each participant.  The amount of such contribution, if any, is determined on an annual basis by the Board of Directors.  Contributions by the Bank totaled $745,836 for the fiscal year ended December 31, 2008.

Nonqualified Deferred Compensation Plan.  On November 22, 2006, the Board of Directors of the Bank approved the adoption of the Nonqualified Deferred Compensation Plan for directors and key management employees of the Company, the Bank and their affiliates. Participation in the plan is available to members of the Board of Directors and a select group of management or highly compensated employees of the Company, the Bank and their affiliates, including each named executive officer disclosed in this proxy statement. Under the plan, participants who are directors may defer on a pre-tax basis up to 100% of their director fees, and participants who are employees may defer on a pre-tax basis up to 80% of their base compensation and 80% of bonus or commissions.  Under the plan, the Bank has no obligation to make contributions for the benefit of participants, although they have discretion to make contributions for the benefit of one or more participants.  No named executive officers have deferred any amounts under the plan.

The deferred compensation accounts are fully vested to the extent they consist of amounts attributable to deferrals by the participants, but may be subject to a vesting schedule to the extent that they consist of amounts, if any, attributable to discretionary contributions by the Bank. The deferred compensation accounts are credited with earnings or losses based upon investment elections that the participants make from among various measurement funds designated by the Bank. The plan is unfunded and the deferred compensation account balances are general obligations of the Bank.

At the time deferral elections are made, participants may choose when the amounts they defer will be paid to them. Distributions of amounts deferred under the plan upon a participant’s retirement are payable in installments or in a lump sum, at the participant’s option; distributions for reasons other than retirement are generally payable in a lump sum. Elections may be changed, subject to the provisions of the plan, and, in limited circumstances such as unforeseeable financial emergency, distributions may be made early.

Stock Option Plans.  The Company maintains the 1998 Stock Option Plan (the “1998 Plan”), which was approved by stockholders of the Bank at the 1998 Annual Meeting of Stockholders, and assumed by the Company in connection with the reorganization in to the holding company form of ownership.  Under the 1998 Plan, as amended, 2,264,585 shares of common stock (as adjusted), are available for issuance under options granted between May 30, 1998 and April 24, 2017. As of March 7, 2009, there were an aggregate of 2,059,593 (as adjusted) options to purchase shares of common stock outstanding under the 1998 Plan, at exercise prices ranging from $1.47 to $19.62 per share. Options currently outstanding under the 1998 Plan will expire no later than January 2019.

Subsequent to December 31, 2008, options to purchase 136,709 shares of common stock, at an exercise price of $4.31 per share, were issued to sixty-four officers and six outside directors of the Company and Bank, including options to purchase 12,250 shares of common stock issued to Mr. Converse, options to purchase 7,450 shares of common stock issued to Mr. Anderson, options to purchase 6,125 shares of common stock issued to Mr. Beauchesne, options to purchase 5,463 shares of common stock issued to Mr. Anzilotti, options to purchase 4,968 shares of common stock issued to Mr. Perseo and options to purchase 3,000 shares of common stock issued to each outside director. These awards vest in five equal annual installments commencing on the first anniversary of the date of grant. As of March 10, 2009, there were 204,992 options available for granting under the 1998 Plan.

Options under the 1998 Plan may be either incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that are not ISOs (“Non-ISOs”). Awards to directors may consist only of Non-ISOs. The purpose of the 1998 Plan is to advance the interests of the Company through providing selected key employees and the directors of the Company and its subsidiaries with the opportunity to acquire shares of common stock.  By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to key employees and directors of the Company to promote the success of the business, as measured by the value of its shares, and to increase the commonality of interests among key employees, directors and other stockholders. The 1998 Plan is administered by the Compensation Committee of the Board of Directors, which performs the functions of the option committee, consisting of at least three directors of the Company who are not employees of the Company.

Under the 1998 Plan, a participant may receive additional options notwithstanding the earlier grant of options and regardless of their having been exercised, expired, or surrendered.  Participants owning more than 10% of the voting power of all classes of the Company’s voting securities (and of its parent or subsidiary companies, if any) may not receive additional ISO’s unless the option exercise price is at least 110% of the fair market value of the common stock and unless the option expires on the fifth anniversary of the date of its grant.  All other options granted under the 1998 Plan may expire no later than the tenth anniversary of the date of their grant.

Option exercise prices are determined by the Compensation Committee on the date the subject options are granted. No option may be granted at an exercise price below 100% of the market value of the common stock on the date of grant.  For purposes of the 1998 Plan, the market value is determined by the Compensation Committee, but may not be less than the average of the highest and lowest selling price on any exchange on which the common stock is traded on the grant date, or if there were no sales on such date, then not less than the mean between the bid and asked price on such date. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split, combination or subdivision of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the Compensation Committee will adjust both the number and kind of shares of stock as to which options may be awarded under the 1998 Plan, the affected terms (including exercise price) of all outstanding options and the aggregate number of shares of common stock remaining available for grant under the 1998 Plan.  Options may be exercised in whole or in part and are not transferable except upon the death of the participant.  Any unexercised options then existing may be exercised by the transferee under the terms of such options.

No option may be exercised within six months of its date of grant.  In the absence of Compensation Committee action to the contrary: (A) an otherwise unexpired ISO, or a Non-ISO granted to an employee, shall cease to be exercisable upon (i) an employee’s termination of employment for “just cause” (as defined in the 1998 Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, or (iii) the date one year after an employee terminates service due to disability, or two years after termination of such service due to his death; (B) an unexpired Non-ISO granted to a non-employee director shall be exercisable at any time (but not later than the date on which the Non-ISO would otherwise expire).  Notwithstanding the provisions of any option which provides for its exercise in installments as designated by the Compensation Committee, such option shall become immediately exercisable upon the optionee’s death or permanent and total disability. Notwithstanding the provisions of any award which provide for its exercise or vesting in installments, on the date of a change in control, all options issued under the 1998 Plan shall be immediately exercisable and fully vested.  At the time of a change in control, the optionee shall, at the discretion of the Compensation Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to such option over the exercise price of such shares, in exchange for the cancellation of such options by the optionee.  Notwithstanding the previous sentence, in no event may an option be cancelled in exchange for cash within the six-month period following the date of its grant.

For purposes of the 1998 Plan, “change in control” means any one of the following events: (1) the acquisition of ownership of, holding or power to vote more than 51% of the Company’s voting stock; (2) the acquisition of the power to control the election of a majority of the Company’s directors; (3) the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a group within the meaning of Section 13(d) of the Exchange Act; or (4) the failure during any period of two consecutive years, of individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Continuing Directors”) for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.  For purposes of defining “change in control,” the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed.  The decision of the Compensation Committee as to whether a change in control has occurred shall be conclusive and binding.

The Company previously maintained the Incentive Stock Option Plan approved by stockholders in 1989.  That plan expired in 1999, and the last options outstanding under that plan were exercised in January 2008.

Transactions with Related Parties.  Some of the directors of the Company and Bank or companies with which they are associated, and some of the officers of the Company and Bank, were customers of, and had banking transactions with, the Bank during the fiscal year ended December 31, 2008.  The Company maintains written policies and procedures to strictly control all loans to insiders in accordance with Federal law (Regulation O).  Insiders include any executive officer, director, or principal stockholder and entities which such persons control.  All loans and commitments to make loans to such persons by the Bank were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than a normal risk of collectibility or present other unfavorable features. Loans to insiders require approval by the Board of Directors, with any interested director not participating.  The Company also applies the same standards to any other transaction with an insider.  The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company during 2008 amounted to $29,707,466 representing approximately 11.7% of the Company’s total stockholders’ equity at December 31, 2008. The aggregate amount outstanding on such loans at December 31, 2008 was $22,802,875.  None of these loans has ever been reported as nonaccrual, past due, restructured or potential problem loans, and all of such loans are current as to the payment of interest and principal.  The Company’s Compliance Officer provides an annual report to the Audit Committee on compliance with regulation.

In September 2008, the Company entered into a Purchase Agreement pursuant to which it sold an aggregate of $25 million of 10.20% trust preferred securities, liquidation amount $1,000 per security (the “Preferred Securities”), through VCBI Capital Trust IV, a newly formed trust subsidiary organized under Delaware law (the “Trust”), on a private placement basis.  In connection with the issuance of the Preferred Securities, the Company issued warrants to purchase an aggregate of 1.5 million shares of its common stock to the purchasers of the Preferred Securities (the “Warrants” and collectively with the Preferred Securities, the “Securities”).  The Warrants have a term of five years from the date of issuance, and an exercise price of $6.83 per share, which is equal to 120% of the average closing price of the common stock for the five trading days prior to the closing of the sale of the Securities. No additional consideration was received for the issuance of the warrants. The gross proceeds to the Company of the sale and issuance of the trust preferred securities and Warrants was $25 million.  The sale of the Securities was consummated on September 24, 2008.

All of the purchasers of the Securities are directors or executive officers of the Company and/or the Bank, or such person’s related parties.  The directors and executive officers, or their related parties, purchased Securities as follows:  Mr. Adler: $4,000,000 of Preferred Securities and 240,000 Warrants; Mr. Anderson: $250,000 of Preferred Securities and 15,000 Warrants; Mr. Anzilotti: $500,000 of Preferred Securities and 30,000 Warrants; Mr. Beauchesne: $250,000 of Preferred Securities and 15,000 Warrants; Mr. Converse: $1,000,000 of Preferred Securities and 60,000 Warrants; :Mr. Fisher: $1,000,000of Preferred Securities and 60,000 Warrants; Mr. Guernsey: $1,500,000 of Preferred Securities and 90,000 Warrants; Mr. L’Hommedieu: $2,000,000 of Preferred Securities and 120,000 Warrants; Mr. Mitchell: $10,000,000 of Preferred Securities and 600,000 Warrants; and Mr. Walters: $4,500,000 of Preferred Securities and 270,000 Warrants. The Company obtained a fairness opinion from an independent third party financial advisor with respect to the terms of the Securities.  The Company believes that the terms of the Securities and the issuance of Securities are on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

PROPOSAL 2 - NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). ARRA revised Section 111 of the Emergency Economic Stabilization Act to require any recipient of funds under TARP to permit a separate stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”). The SEC has advised that this requirement is effective prior to the adoption of implementing regulations under ARRA, for companies filing proxy statements after February 17, 2009. As a result, the Company is providing stockholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement for the 2009 Annual Meeting.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under the ARRA, the vote may not be construed as overruling a decision by such the Board of Directors, or to create or imply any additional fiduciary duty by the Board.

Stockholders are encouraged to read the section of this proxy statement tiled “Compensation Discussion and Analysis” as well as the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal by the holders of the Company’s common stock present or represented at the meeting is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the meeting will be voted in favor of this non-binding proposal unless otherwise instructed by the stockholder.

We believe are compensation policies are strongly aligned with the long term interests of the Company and its stockholders.  As such, the Board of Directors recommends that stockholders vote FOR approval of this non-binding advisory resolution.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent stockholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a) except that a Form 4 reporting one transaction for Mr. Walters, a Form 4 reporting one transaction for Mr. Beauchesne and Forms 4 reporting option grants in January 2008 for all directors and executive officers were not filed in a timely manner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected the independent registered public accounting firm of Yount, Hyde & Barbour, P.C. to audit the accounts of the Company for the fiscal year ended December 31, 2009. Yount, Hyde & Barbour audited the Company’s financial statements for the year ended December 31, 2008.  Representatives of Yount, Hyde & Barbour are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

Audit Fees.  During 2008, the aggregate amount of fees billed to the Company by Yount, Hyde and Barbour for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-K and 10-Q, and for services normally provided in connection with statutory and regulatory filings was $148,000.  In 2007, Yount, Hyde & Barbour billed $135,250 for such services.  This category includes fees for services necessary to perform the audit in accordance with the standards of the Public

Company Accounting Oversight Board, and things such as consents and assistance with and review of documents filed with Commission, and the audit of the Company’s internal control over financial reporting.

Audit–Related Fees.  During 2008, the aggregate amount of fees billed to the Company by Yount, Hyde and Barbour for assurance and related services reasonably related to the performance of the audit services rendered by it, and for consultation, was $16,312.  In 2007, Yount, Hyde & Barbour billed $8,850 for such services.  For both 2008 and 2007 this category included an employee benefit plan audit.

Tax Fees.  During 2008, the aggregate amount of fees billed to the Company by Yount, Hyde and Barbour for tax advice, compliance and planning services was $8,800. In 2007, Yount, Hyde & Barbour billed $8,000 for such services. For both years fees were limited to the preparation of federal and state tax returns for the Company and its subsidiary trusts.

All Other Fees.  During 2008 and 2007, there were no other fees billed to the Company by Yount, Hyde and Barbour.

None of the engagements of Yount, Hyde & Barbour provide services other than audit services was made pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s audit committee charter.

FORM 10-K ANNUAL REPORT

The Company will provide to any stockholder solicited hereby, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission, upon written request.  Requests should be directed to Lynda Cornell, Assistant to the Chief Executive Officer, Virginia Commerce Bancorp, Inc., 5350 Lee Highway, Arlington, Virginia 22207.

OTHER MATTERS

Management is not aware of any other matters to be presented for action by stockholders at the meeting.  If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

All proposals of stockholders to be presented for consideration at the next annual meeting and included in the Company’s proxy materials must be received by the Company no later than November 25, 2009.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.  The Company must receive written notice of intent to make a nomination to be acted upon at the next annual meeting, for which inclusion in the Company’s proxy materials is not sought, by January 29, 2009.

By Order of the Board of Directors

VIRGINIA COMMERCE BANCORP, INC.

Robert H. L’Hommedieu, Secretary

March 24, 2009

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VIRGINIA COMMERCE BANCORP, INC.

The undersigned hereby makes, constitutes and appoints W. Douglas Fisher, David M. Guernsey and Arthur L. Walters, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Virginia Commerce Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on April 29, 2009 and at any adjournment or postponement thereof.

1.	☐ FOR all nominees listed below (except as noted to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Leonard Adler; Michael G. Anzilotti; Peter A. Converse; W. Douglas Fisher; David M. Guernsey; Robert H. L’Hommedieu; Norris E. Mitchell; and Arthur L. Walters

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	The non-binding, advisory proposal to approve the Company’s executive Company.

☐ FOR ☐ AGAINST ☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the nominees listed above and FOR the proposal to approve the Company’s executive compensation. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Please check box if you plan to attend the Annual Meeting. ☐

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above (Co-holder, if any, sign above)

Detach above card, sign, date and mail in postage paid envelope provided.

VIRGINIA COMMERCE BANCORP, INC.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.